EXHIBIT 2.2

Addendum to Master Ownership and License Agreement

Regarding Patents, Trade Secrets, and Related Intellectual Property

This Addendum, dated May 9, 2017, is between Intercontinental Great Brands, LLC (formerly Kraft Foods Global Brands LLC), a Delaware limited liability company having an address of 100 DeForest Ave, East Hanover, NJ 07936, Mondelēz UK LTD (formerly Kraft Foods UK LTD), a England and Wales limited by shares (LTD) company having an address of Uxbridge Business Park, Sanderson Road, Uxbridge, Middlesex, UB8 1DH, United Kingdom, and Kraft Foods R&D Inc., a Delaware corporation having an address of Three Parkway North, Deerfield, IL 60015 (collectively herein “IGB”) and Kraft Foods Group Brands LLC, a Delaware limited liability company with an address of 200 East Randolph Street, Suite 7600, Chicago, IL, 60601 (hereinafter “Group Brands”), parties to the Master Ownership and License Agreement Regarding Patents, Trade Secrets, and Related Intellectual Property (hereafter “the Agreement”).

WHEREAS Group Brands is currently asserting patents related to LCRB technology, including but not limited to U.S. Patent No. 8,293,299; U.S. Patent No. 8,511,472; and U.S. Patent No. 8,603,557 (collectively “LCRB Patents”), in litigation against TC Heartland and Heartland Foods Products Group (“LCRB Litigation”);

WHEREAS IGB is currently asserting patents related to Snack N Seal technology, including but not limited to U.S. Patent No. 6,918,532 B2 (collectively, “Snack N Seal Patents”), in litigation against Kellogg North America Company, Kellogg USA, Inc., Keebler Company, Keebler Foods Company, and Kellogg Sales Company (“Snack N Seal Litigation”);

WHEREAS Group Brands and IGB recognize that settlement of the Snack N Seal Litigation or the LCRB Litigation may involve granting licenses to the underlying patents, and corresponding foreign patents, which would otherwise be restricted under the Agreement;

WHEREAS the Parties have agreed to amend the Agreement to provide for such licenses should they become part of a settlement of the Snack N Seal Litigation and/or the LCRB Litigation;

The parties hereby agree as follows:

With respect to the Snack N Seal Patents, the provisions of Article VIII of the Agreement, entitled Enforcement and Litigation of Licensed Intellectual Property, do not apply as to the claims or litigation against Kellogg North America Company, Kellogg USA, Inc., Keebler Company, Keebler Foods Company, and Kellogg Sales Company (and any other Kellogg or Keebler Company).

Additionally, with respect to the Snack N Seal Patents, the licensing restrictions of Section 3.5(b) of the Agreement do not apply as to the claims, litigation, or settlement between IGB and Kellogg North America Company, Kellogg USA, Inc., Keebler Company, Keebler Foods Company, and Kellogg Sales Company (and any other Kellogg or Keebler Company). Group Brands waives and disclaims any and all rights related to the enforcement and litigation of the Snack N Seal Patents, including any and all rights related to consent, initiation, control, management, costs, recoveries, and settlement or litigation against Kellogg North America Company, Kellogg USA, Inc., Keebler Company, Keebler Foods Company, and Kellogg Sales Company.

With respect to LCRB Patents, the provisions of Article VIII of the Agreement, entitled Enforcement and Litigation of Licensed Intellectual Property, do not apply as to the claims or litigation against TC Heartland and Heartland Foods Products Group (and any other Heartland Company).

Additionally, with respect to LCRB Patents, the licensing restrictions of Section 5.1(f) of the Agreement do not apply as to the claims, litigation, or settlement between Group Brands and TC Heartland and Heartland Foods Products Group (and any other Heartland Company). IGB waives and disclaims any and all rights related to the enforcement, litigation, and licensing of the LCRB Patents, including any and all rights related to consent, initiation, control, management, costs, recoveries, and settlement or litigation against TC Heartland and Heartland Foods Products Group.

IN WITNESS whereof the Parties have executed this Addendum. The parties’ authorized representatives execute this document by signing below, either physically or electronically (if legally valid), and may sign separate copies.

Intercontinental Great Brands LLC	Signed on behalf of Intercontinental Great Brands LLC By: Intercontinental Brands, LLC Its: Sole Member
/s/ Matthew J. Golden
Signature
Matthew J. Golden
Name
Assistant Secretary, Interncontinental Brands, LLC
Title
5/10/2017
Date

Mondelēz UK LTD	In the presence of

/s/ Michael Taylor	/s/ T. Bainbridge
Signature	Signature

Michael Taylor	Taz Bainbrigde
Name	Name

UK Managing Director	Personal Asst.
Title	Title

17 May 2017
Date

Kraft Foods R&D Inc.

/s/ Matthew J. Golden
Signature

Matthew J. Golden
Name

Asst. Secretary
Title

5/10/2017
Date

Kraft Foods Group Brands LLC

/s/ Daniel T. Conrad
Signature

Daniel T. Conrad
Name

Vice President, Deputy GC
Title

May 9, 2017
Date